Exhibit 10.2

FLORIDA BANK GROUP, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of April 16, 2007 by and between FLORIDA BANK GROUP, Inc., (“Employer”), and Corey Coughlin (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer desires to have the benefit of Employee’s knowledge and experience in the affairs of Employer; and

WHEREAS, Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Employer hereby employs Employee, and Employee hereby accepts such employment and agrees to perform Employee’s duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

2. Employment Term. The term of this Agreement (the “Employment Term”) is for a period of three (3) years, commencing April 16, 2007.

3. Duties and Responsibilities. Employee shall perform such duties and accept such responsibilities as may be assigned to Employee by the Board of Directors of Employer (the “Employer Board”), its Chairman of the Board (“Chairman”) or other officer so designated by the Employer Board, and Employee shall cooperate fully with the Employer Board and Employer’s Chairman .

4. Extent of Service. Employee shall use Employee’s best efforts in the business of Employer, and Employee shall devote substantially Employee’s full time, attention and energy to the business of Employer and to the performance of Employee’s services and the discharge of Employee’s duties and responsibilities hereunder. Except as provided in Section 8 hereof, the foregoing shall not be construed as preventing Employee from making investments in other business or enterprises provided that Employee agrees not to become engaged in any other business activity that may interfere with Employee’s ability to discharge Employee’s duties and responsibilities hereunder to Employer. Employee further agrees not to work either on a part time or independent contractual basis for any other business or enterprise during the Employment Term without the prior written approval of the Employer Board.

5. Compensation. For all the services rendered by Employee hereunder, Employer shall pay Employee a salary at the annual rate of two hundred and fifty thousand dollars ($250, 000.00), less withholding required by law or agreed to by Employee, payable in installments at such times as Employer customarily pays its other employees (but in no event less often than monthly). Such salary may be increased from time to time in the sole discretion of Employer, but at no time shall Employee have the right to receive or continue to receive an annual salary greater than that specified above. In addition to such annual salary, Employee shall be entitled to annual paid vacation in accordance with Employer’s vacation policy as in effect from time to time and to participate in such fringe benefit plans of Employer as Employer, in its sole discretion, shall sponsor from time to time that cover all employees of Employer or the class of employees of comparable rank as Employee on the same basis as other eligible employees of Employer.

6. Special Benefits.

a.)	Signing Bonus. Upon execution of the Agreement, Employer will pay Employee a signing bonus of $150,000, payable in a lump sum.

b.)	Automobile. Employee shall be required to have an automobile available to him for use in connection with discharging his responsibilities under this Agreement. Employee shall be solely responsible for the acquisition of such automobile and is entitled also to replace the said automobile upon its becoming unfit for its intended use or every three (3) years at a cost of no more than $100,000. Employer will cover all expenses, including both business and personal, associated with the automobile, including without limitation, providing adequate insurance, maintenance, fuel, tolls, parking, and other expenses.

c.)	Stock Options. Employee shall be eligible to receive options or other equity-based long-term incentives pursuant to plans or programs in accordance with policies that the Employer establishes.

a.	Upon execution of this Agreement, an Incentive Stock Option will be granted Employee for 100,000 shares of Florida Bank Group at a price of $16.50 per share, such right vesting over the three years from the effective date of this Agreement.

b.	In addition, as a director of each of the four current entities in which Employee is to be appointed as a director ( Florida Bank Group, Bank of St. Petersburg, Bank of North Florida, and Bank of Tallahassee), an additional stock option for 7,500 shares shall be granted, at a strike price of $16.50 per share in such entity and vesting over three (3) years from the date of each such appointment. Any additional option for any other entity shall be consistent with the director option program that may be implemented

c.	If requested by Employee, Employer will provide a loan at its most favorable terms to assist Employee with the options held by Employee from his full time employment immediately prior to the entry of this Agreement

d.)	Taxes. Employer shall withhold against payments made under this Section 6 or base salary under Section 5 all amounts Employer determines are required by applicable law to be withheld for income tax or payroll taxes.

e.)	Employer will also make available to Employee, if he so requests, the use of a company apartment or condominium in Tampa, Florida.

7. Confidential Information.

(a) Employee acknowledges that by reason of Employee’s employment by Employer, Employee will have access to confidential information of the Employer Group (as defined below), including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between members of the Employer Group and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset of Employer and the other members of the Employer Group and covenants that, both during and after employment hereunder, Employee will not disclose any Confidential Information to any person (except as Employee’s duties may require) without the prior written authorization of the Employer Board. The obligation of confidentiality imposed by this Section 7 shall not apply to information that becomes generally known to the public through no act of Employee in breach of this Agreement. For purposes of this Agreement, the term “Employer Group” shall mean the Employer and business entities in which the Employer or its shareholders owns at least 20% of the equity interests.

(b) Employee acknowledges that all documents, files and other materials received from Employer or any member of the Employer Group during Employee’s employment (with the exception of documents relating to Employee’s compensation or benefits to which Employee is entitled following termination of employment) are for use of Employee solely in discharging Employee’s duties and responsibilities hereunder and that Employee has no claim or right to the continued use or possession of such documents, files or other materials following termination of the Employment Term. Employee agrees that upon termination of the Employment Term, Employee will not retain any such documents, files or other materials and will promptly return to Employer any documents, files or other materials in Employee’s possession or custody.

8. Non-Competition. During the Employment Term and without regard to its termination for any reason which does not constitute a breach of this Agreement by Employer, and for a period of one year after the termination of this Agreement, Employee shall not, unless acting pursuant hereto or with the prior written consent of the Employer Board:

(a) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with any Competing Business (as defined below); provided, however, that notwithstanding the foregoing, this provision shall not be construed to prohibit the ownership by Employee of not more than 1% of the capital stock of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934;

(b) solicit or divert to any Competing Business any individual or entity which is a customer of Employer or any member of the Employer Group or was such a customer at any time during the preceding 12 months; or

(c) employ, attempt to employ, solicit or assist any Competing Business in employing any employee of Employer or any member of the Employer Group.

The term “Competing Business” shall mean any business or enterprise engaged in the business of financial services, banking, insurance or real estate development or in any other business engaged in by Employer or any other member of the Employer Group within (i) any state of the United States or the District of Columbia or (ii) any foreign country in which Employer or any member of the Employer Group has engaged in any such business within the preceding 12 months or, to Employee’s knowledge, is about to engage in such business.

In the event that the provisions of this Section 8 should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

9. Equitable Relief. Employee acknowledges that the restrictions contained in Sections 7 and 8 hereof are, in view of the nature of the business of Employer and the other members of the Employer Group, reasonable and necessary to protect the legitimate interests of Employer, and that any violation of any provision of those Sections will result in irreparable injury to Employer and other members of the Employer Group. Employee also acknowledges that in the event of any such violation, Employer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. Employee agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Hillsborough County, Florida or in any other court of competent jurisdiction. Employee hereby waives, to the fullest extent permitted by law, any objection that Employee may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Employee agrees that effective service of process may be made upon Employee by mail under the notice provisions contained in Section 12 hereof.

10. Termination.

(a) Partial or Total Disability. If in the judgment of the Employer Board, Employee is unable to perform Employee’s duties and responsibilities hereunder by reason of illness, injury or incapacity for three (3) consecutive months, during which time Employer shall continue to compensate Employee hereunder (with such compensation to be reduced by the amount of any disability or similar payment received by Employee for this time period under any plan sponsored by Employer), Employer may terminate Employee’s employment, in which event Employer shall not have any further liability or obligation to Employee except for unpaid salary and benefits accrued to the date of Employee’s termination and for any additional disability, severance or other benefits otherwise payable to Employee under any applicable formal policy or plan which covers Employee at the time of Employee’s termination and is in effect at that time. Employee agrees, in the event of any dispute under this Section 10(a) and if requested by Employer, to submit to a physical examination by a licensed physician selected by Employer, the cost of such examination to be paid by Employer.

(b) Death. In the event that Employee dies during the period of employment hereunder, Employer shall pay to Employee’s executors, administrators or personal representatives, as appropriate, an amount equal to the installment of Employee’s compensation payable for the month in which Employee dies. Thereafter, Employer shall not have any further liability or obligation hereunder to Employee’s executors, administrators, personal representatives, heirs, assigns or any other person claiming under or through Employee.

(c) Other Terminations. Employer or Employee may terminate this Agreement during the Employment Term by giving the other written notice of such termination in accordance with Section 12 at least 60 days prior to the termination date. If Employer’s termination of Employee’s employment is not for “cause” (as defined below), Employer shall make payments to Employee for the remainder of the Employment Term, or no less than twelve (12) months, in an amount equal to Employee’s base salary as in effect on date of termination provided Employee delivers to Employer a release substantially in the form attached hereto as Exhibit A. Employer shall provide Employee a copy of the applicable Release with or after distribution of the notice of termination. Employer will make payments, less applicable tax and other withholding, on Employer’s regular payroll dates. If Employee terminates this Agreement, Employer shall make no payment to Employee under this Section 10(c). For purposes of this

Section 10(c), Employee shall be deemed to have been terminated by Employer (and not voluntarily) if he elects to discontinue his employment with Employer because (i) Employee is assigned duties or responsibilities inconsistent with his position on the date hereof or has any material reduction in his responsibilities, duties or authority as in effect on the date hereof, or (ii) Employer fails to pay Employee any base salary or other compensation within 30 days of the date such compensation is due. For purposes of this Agreement, “cause” means (i) the Employee’s committing an act of fraud on Employer, a member of the Employer Group or its shareholders in connection with the performance of his duties, (ii) the conviction of Employee (or Employee’s entering a plea of guilty no contest) of a felony or violation of any criminal statute of any jurisdiction for which imprisonment of three months or more may be imposed, (iii) Employee’s gross negligence or intentional misconduct in the performance of his duties or (iv) any serious or continuing breach by Employee of any material term of this Agreement or any other written agreement between him and Employer.

11. Survival. Notwithstanding the termination of employment by Employer for any reason, the obligations of Employee under Sections 7 and 8 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Employee in Section 9 hereof shall continue in force.

12. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, in person or by a recognized courier or delivery service, when telefaxed to the recipient’s correct telefax number (with receipt confirmed) or when mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to Employer, to:	Mr. Robert Rothman
Chairman of the Board
Florida Bank Group, Inc.
251 North Franklin St.
Suite 2800
Tampa, Florida 33602

If to Employee, to Employee’s last known address on Employer’s personal records:

or to such other name or address as any designated recipient shall specify by notice to the other designated recipients in the manner specified in this Section 12.

13. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Florida without giving effect to any conflict of law provisions.

14. Contents of Agreement, Amendment and Assignment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be changed, modified or terminated except upon written amendment executed by Employer and Employee. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee. In the event that Employer shall sell substantially all of its operating assets of the division or unit in which Employee is engaged to a third party which agrees in writing to assume all of Employer’s obligations hereunder, then Employer shall, upon the closing of any such transaction, have no further duties or obligations hereunder.

15. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

16. Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

17. Waiver of Breach. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

IN WITNESS WHEREOF, Employer and Employee have executed this Agreement as of the date first above written.

FLORIDA BANK GROUP, INC.
[Corporate Seal]

Attest:

/s/ Kim P. Buchanan	By:	/s/ Robert Rothman
Chairman of the Board

EMPLOYEE

/s/ Kim P. Buchanan	/s/ Corey Coughlin
Witness	Corey Coughlin